Exhibit 99.1

Biohaven Enters Strategic Licensing Agreement with Ono Pharma for Extracellular IgG Degraders in Japan and Select Asian Regions, Lead Candidate BHV-1300 in Phase 3 for Graves' Disease
October 8, 2026
•Ono will obtain an exclusive license to develop and commercialize Biohaven's MoDE pan IgG degraders in Japan, South Korea, Taiwan, and ASEAN member states, led by BHV-1300 and including certain next-generation follow-on IgG degraders. Biohaven will receive up to $100 million in near-term payments, including $80 million upfront and eligible to receive another $20 million upon a milestone achievement anticipated within a year, and royalties of approximately twenty percent on net sales by Ono in the licensed territory. Biohaven retains all rights outside of the licensed territory, including in the US, Europe, and China.
•BHV-1300, the lead MoDE degrader, is an investigational small-molecule extracellular IgG degrader in Phase 3 development for Graves' disease, the lead indication. In a Phase 1b study in patients with Graves' disease, BHV-1300 produced deep reduction in the pathogenic autoantibody to the TSH receptor, rapid normalization of free T3 and free T4, and improvement in patient symptoms, with selective sparing of IgG3 and patient-friendly autoinjector self-administration.
•This is the first regional collaboration for an extracellular protein degrader, pairing Biohaven's clinically validated MoDE platform, predicated on groundbreaking chemistry originating at Yale University, with Ono's proven development and commercial capabilities across Japan, South Korea, Taiwan, and Southeast Asia.
NEW HAVEN, Conn. and OSAKA, Japan, Oct. 8, 2026 /PRNewswire/ -- Biohaven Ltd. together with its wholly owned subsidiaries, ("Biohaven") (NYSE: BHVN) today announced that it has entered into a strategic licensing and collaboration agreement with Ono Pharmaceutical Co., Ltd. ("Ono") (TYO: 4528), under which Ono will obtain an exclusive license to develop and commercialize Biohaven's MoDE™ pan IgG degrader portfolio, led by BHV-1300 and including next-generation follow-on degraders BHV-1310 and BHV-1320, in Japan, South Korea, Taiwan, and the countries of the Association of Southeast Asian Nations (ASEAN). The agreement is our first regional collaboration for an extracellular protein degrader from Biohaven's platform, a technology that originated in research at Yale University and has been advanced into the clinic by Biohaven. BHV-1300 is an investigational small-molecule IgG degrader currently in Phase 3 development for Graves' disease, with potential to treat a broad spectrum of
IgG-mediated autoimmune diseases.

Vlad Coric, M.D., Chairman and Chief Executive Officer of Biohaven, commented, "Ono will be the ideal partner to bring this innovative immune-modulating technology to patients across Japan and key Asian markets. This is the first regional collaboration for an extracellular protein degrader, and it validates a platform that began with pioneering chemistry from the Spiegel Lab at Yale University and now spans a broad and diverse portfolio of MoDE and TRAP degraders. Few companies in the world can match Ono's innovation in drug development or its demonstrated ability to translate breakthrough science into transformative therapies, as it did in helping to define modern cancer immunotherapy. We are excited for an outstanding collaboration to accelerate new therapeutics to patients."
Under the terms of the agreement, Ono will obtain an exclusive license to develop and commercialize BHV-1300, BHV-1310, and BHV-1320 in Japan, South Korea, Taiwan, and the ASEAN region. Biohaven will receive up to $100 million in near-term payments, including $80 million upon closing and another $20 million upon a milestone achievement anticipated within a year, and royalties of approximately twenty percent on net sales in the licensed territory. Biohaven retains all rights to the MoDE IgG degrader portfolio outside of the licensed territory, including in the US, Europe, and China.
Toichi Takino, Ph.D., President and COO of Ono, commented, " Biohaven has a strong track record of developing innovative therapeutics leveraging its proprietary drug discovery platforms. Through this collaboration, we aim to strengthen our late-stage pipeline in the immunology and inflammation field, one of Ono's key focus areas. We look forward to working with Biohaven to advance the development program with the goal of providing a new therapeutic to patients with Graves' disease in Japan, South Korea, Taiwan and ASEAN countries and to maximize the value of this treatment. "
Tova Gardin, M.D., Chief Translational Officer of Biohaven, commented, "Pairing BHV-1300 with Ono's regional development and commercial excellence gives this portfolio its strongest and fastest path to patients in two of the world's most important pharmaceutical markets, while securing meaningful non-dilutive capital and retaining substantial long-term upside for our shareholders."

Summary of the Terms
•Upfront and Milestone Payments to Biohaven:
▪$80 million at execution of the agreement
▪$20 million milestone payment to Biohaven upon a milestone achievement anticipated within a year after execution of the agreement
•Royalties to Biohaven: Approximately 20 percent on net sales of the licensed products by Ono in the territory
•Territory: Japan, South Korea, Taiwan, and the ASEAN region
•Rights Retained by Biohaven: All rights to the MoDE IgG degrader portfolio outside Japan, South Korea, Taiwan, and the ASEAN region, including in the United States, Europe, and China
All figures are expressed in US dollars.
Advisors
J.P. Morgan Securities LLC is serving as exclusive financial advisor and Sullivan & Cromwell LLP is serving as legal advisor to Biohaven.
About the MoDE IgG Degrader Portfolio: BHV-1300, BHV-1310, and BHV-1320
BHV-1300 is an investigational small molecule and potential first-in-class extracellular IgG degrader, rationally designed to leverage the body's natural hepatic clearance mechanisms to selectively target and remove IgG1, IgG2, and IgG4, a principal driver of many immune-mediated diseases.
BHV-1300 spares IgG3 to preserve patient immune protection against bacteria, viruses, and parasites. In ongoing Phase 1 studies, subcutaneously administered BHV-1300 produced rapid, deep, and sustained reductions in total IgG of up to 87%, with a favorable safety and tolerability profile observed to date, and demonstrated tunable dosing suitable for both acute and chronic disease management. BHV-1300 is designed for convenient self-administration via a patient-friendly autoinjector and is currently being evaluated in a pivotal Phase 3 trial in Graves' disease, with additional programs being pursued in other autoimmune conditions.
BHV-1310 and BHV-1320 are next-generation IgG MoDE degraders engineered to enable therapeutic targeting and broader development across IgG-mediated diseases, extending the breadth and durability of Biohaven's MoDE IgG degrader portfolio.
About the MoDE and TRAP Degrader Platforms
Originating from research in the laboratory of Dr. David Spiegel at Yale University, Biohaven's MoDE platform is the first clinically validated technology enabling the targeted degradation of disease-causing proteins in the extracellular space. Each MoDE is a bispecific small molecule that binds a pathogenic target and directs it to the liver through the asialoglycoprotein receptor (ASGPR) for rapid and deep degradation via the body's own endosomal and lysosomal pathways. This approach offers a differentiated profile relative to FcRn-targeting antibodies, including rapid onset of action, deep and tunable lowering, patient-friendly subcutaneous self-administration, and the potential to be combined with standard-of-care biologic therapies. Biohaven's next-generation TRAP (Targeted Removal of Aberrant Protein) degraders extend the platform with highly selective molecules, each engineered to remove a single specific disease-causing protein. Together, the MoDE and TRAP platforms form the foundation of a broad, diverse, and rapidly expanding pipeline of precision immunology therapeutics with the potential to address a wide range of immune-mediated and other diseases.
About Biohaven
Biohaven Ltd. (NYSE: BHVN) is a biopharmaceutical company focused on the discovery, development, and commercialization of life-changing treatments across immunology, neuroscience, and oncology. Biohaven is advancing an innovative portfolio of therapeutics built on proven drug development experience and multiple proprietary platforms, including Kv7 ion channel modulation for epilepsy; MoDE and TRAP extracellular protein degradation for immunological diseases; next generation ADC platform for oncology; and myostatin inhibition for neuromuscular and metabolic diseases, including obesity. For more information, visit www.biohaven.com.
About Ono Pharmaceutical Co., Ltd.
Ono Pharmaceutical Co., Ltd. delivers innovative medicines for patients worldwide. Upholding its philosophy of "Dedicated to the Fight against Disease and Pain," Ono targets areas with unmet medical needs including oncology, immunology & inflammation, and neurology, and fosters partnerships with academic and biotech organizations to accelerate drug discovery. Through its affiliate, Deciphera Pharmaceuticals, Ono is accelerating clinical development and commercial operations in the US and Europe to drive global business expansion and further its commitment to patient care. For more information, please visit the company's website at https://www.ono-pharma.com/en.
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of certain words, including "continue", "plan", "will", "believe", "may", "expect", "potential first-in-class", "potentially", "groundbreaking" and similar expressions, is intended to identify forward-looking statements. Investors are cautioned that any forward-looking statements, including statements regarding the receipt of upfront, milestone, and royalty payments; the strategic benefits of the collaboration; and the future development, timing and potential marketing approval and commercialization of development candidates, including BHV-1300, BHV-1310, and BHV-1320, are not guarantees of future performance or results and involve substantial risks and uncertainties. Actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors including: the expected timing, commencement and outcomes of Biohaven's planned and ongoing clinical trials, including the studies of BHV-1300, BHV-1310, and BHV-1320; the ability of the parties realize the anticipated benefits of the transaction; the timing of planned interactions and filings with the FDA and other regulatory authorities; the timing and outcome of expected regulatory filings; complying with applicable U.S. regulatory requirements; the potential commercialization of Biohaven's product candidates; and the effectiveness and safety of Biohaven's product candidates. Additional important factors to be considered in connection with forward-looking statements are described in Biohaven's filings with the Securities and Exchange Commission, including within the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations". The forward-looking statements are made as of the date of this news release, and Biohaven does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
MoDE and TRAP are trademarks of Biohaven Therapeutics Ltd.
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